Exhibit 4.5

RIO TINTO LIMITED
RULES OF THE RIO TINTO GLOBAL EMPLOYEE SHARE PLAN
Directors’ adoption:	19 September 2012

Rio Tinto Global Employee Share Plan

1	Definitions

In these Rules:

“Accumulation Period” means the period during which a Participant’s Contributions are held before their application by the Nominee in acquiring Investment Shares and which must be longer than one month but not longer than 12 months (or any longer period determined by the Directors from time to time);

"ASIC" means the Australian Securities and Investments Commission;

"Associated Body Corporate" means:

(i)	a body corporate that is a related body corporate of the Company;
(ii)	a body corporate that has voting power in the issuer of not less than 20 per cent; or
(iii)	a body corporate in which the issuer has voting power of not less than 20 per cent;

"ASX Listing Rules" means the Listing Rules of the Australian Securities Exchange in force from time to time;

"Australian Securities Exchange" means Australian Securities Exchange Ltd (ACN 000 943 377) or its successor;

“Award Date” means the date on which Free Shares and/or Matching Shares are awarded to a Participant under the Plan;

“Award System” means the system of calculating the number of Free Shares to be awarded from time to time as adopted by the Directors;

“Business Day” means a day on which the Australian Securities Exchange is open for the transaction of business;

“Change of Control” means:

(i)	when, under Section 411 of the Corporations Act, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or
(ii)	a person (or a group of persons acting in concert) obtains control (within the meaning of Section 50AA of the Corporations Act) of the Company in any other way;

“Company” means Rio Tinto Limited (ACN 004 458 404);

“Conditional Award” means a conditional right to acquire Shares awarded under the Plan;

“Contributions” means deductions from a Participant’s Salary, or where permitted by law other payment made by the Participant, for the purpose of allocating Investment Shares;

“Corporate Event” means, in relation to the Company:

(i)

any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Directors, might affect the current or future value of Plan Shares or any Conditional Award; or

(ii)	any reverse takeover (not falling within the definition of Change of Control), merger by way of a dual listed company or other significant corporate event, as determined by the Directors;

"Corporations Act" means the Corporations Act 2001 (Cth) in force from time to time in Australia;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation, listing rule or any code adopted by the Company, as varied from time to time;

“Dividend Equivalent” means an amount equal to the ordinary dividends payable on the number of Vested Shares between the Award Date and Vesting. For the avoidance of doubt, the Dividend Equivalent does not include any imputed or associated tax credits rebates, such as any Australian franking credits;

“Directors” means the board of directors of the Company or a duly authorised person or group of persons;

“Dividend Shares” means Shares acquired through the reinvestment of cash dividends paid on Plan Shares in accordance with rule 7.1 (Dividend Shares and Dividend Equivalents);

“Eligible Employee” means any person who, on a date or dates determined by the Directors:

(i)	(a)	is an employee (including an executive director) of a Participating Company; and

(b)	has such qualifying period (if any) of continuous service, not exceeding three years, as the Directors may determine; and
(c)	is not under notice of termination of employment either given or received (other than notice given by reason of redundancy or, at the discretion of the Directors, any other reason); and
(d)	satisfies any other conditions specified by the Directors (if any) in relation to any employee or group of employees; or
(ii)	is an employee (including an executive director) of a Group Company and is nominated by the Directors (or is nominated as a member of a category of such employees);

“Employment” means employment with a Group Company;

“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the terms of the Plan;

“Free Shares” means an award of Shares in the form of a Conditional Award or Forfeitable Shares made pursuant to rule 3 (Free Shares);

“Group Company” means:

(i)	the Company;
(ii)	any Subsidiary; or
(iii)	any other company which is an Associated Body Corporate with the Company and is so designated by the Directors;

“Holding Period” means the period for holding Free Shares and Matching Shares in the Plan which must be at least three years but not more than five years (or such other period as determined by the Directors pursuant to rule 3.2.2) beginning on the Award Date;

“Investment Shares” means Shares which are allocated to a Participant in respect of their Contributions pursuant to rule 4.12 (Accumulation Periods) or 4.13 (Allocating Investment Shares – Accumulation Period);

“Market Value” means the average market price of a Share as derived from the Official List of the Australian Securities Exchange on any day determined by the Directors or averaged over such days as the Directors may decide;

“Matching Shares” means an award of Shares in the form of a Conditional Award or Forfeitable Shares made pursuant to rule 5 (Matching Shares);

“Nominee” means the registered holder of the Plan Shares appointed by the Company for the purpose of the Plan;

“Participant” means any person (including any person acquiring his beneficial interest by operation of law) who holds a Conditional Award and/or on whose behalf Shares or other securities may be held under the Plan;

“Participating Company” means for the purposes of the Plan:

(i)	the Company; and
(ii)	any Subsidiary and any Associated Body Corporate which, in both cases, is so designated by the Directors;

“Participating Employee” means an employee (including an executive director) of a Participating Company;

“Performance Measures” means the targets or requirements set by the Directors from time to time which govern the availability, number or value of Free Shares to be awarded;

“Plan” means this plan known as “The Rio Tinto Global Employee Share Plan”;

“Plan Shares” mean the Shares awarded or allocated to Participants under the Plan and held by the Nominee, including Free Shares, Investment Shares, Matching Shares and Dividend Shares;

“Salary” means basic salary or any such remuneration paid or made available by an employing company as determined by the Directors generally or on an individual country basis;

“Share Capital Variation” means:

(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
(ii)	a demerger (in whatever form);
(iii)	a special dividend or distribution; or
(iv)	any other corporate event,

which, in each case, might, in the opinion of the Directors, affect the current or future value of Plan Shares and/or Conditional Awards;

“Shares” means fully paid ordinary shares in the capital of the Company or, where the context permits, in the event of a Change of Control, any security which forms part of any new holding;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 46 of the Corporations Act; and

“Vesting” means a Participant becoming entitled to have the Shares subject to a Conditional Award transferred to him subject to the Plan and “Vest” and “Vested” shall be construed accordingly.

2	Operation of the Plan
2.1	Time of operation

The Directors can operate the Plan at any time subject to any applicable Dealing Restrictions.

2.2	Notification to Participating Companies

As soon as practicable after the Directors have decided to operate the Plan, the Company will notify the relevant Participating Companies of the proposed operation of the Plan.

2.3	Form of invitation and application
2.3.1

The invitations and applications to join the Plan must be made in the form determined by the Directors from time to time, provided always that any such invitation and application is made in accordance with the Corporations Act, the ASX Listing Rules and the Company's constitution. This may include invitations and applications in writing or by e-mail and, to the extent permitted by law, internet (or other electronic means) and interactive voice response.

2.3.2

The application must be accompanied by an authority for the Contributions payable under the application to be deducted from the Participant's Salary and paid in to the non-interest bearing account established by the Company for the purpose of holding Contributions.

2.3.3

The completed application must be submitted to the Company or the Participating Company specified in the invitation or application within the period specified. An Eligible Employee who has not submitted a completed application will not be able to participate in the Plan.

2.3.4

The application will take effect from such date as is set out in the application and will continue until such time as the Participant ceases to be a Participating Employee or notifies the Company that he wishes to withdraw from the Plan.

2.3.5

The application must include an undertaking by the Eligible Employee not to sell or dispose of any interest in the Free Shares and Matching Shares until the end of the Holding Period except in the event of a Change of Control or pursuant to rule 6.3 (Leaving employment) or rule 8.10 (Withholding).

3	Free Shares
3.1	Limit

If the Plan is operated to provide Free Shares, Free Shares awarded to each Participant in any 12 month period must not have, on the Award Date, a Market Value of more than 200% of any applicable maximum Contributions limit, as determined by the Directors under rule 4.1.1 from time to time, or such other amount as determined by the Directors in respect of that award of Free Shares.

3.2	Terms relating to Free Shares

Before the award of Free Shares, the Directors will determine the following:

3.2.1	the Award System for that operation of the Plan including any Performance Measures which apply;
3.2.2	the Holding Period; and
3.2.3	any forfeiture provisions under rule 3.5 (Forfeiture of Free Shares).

Rule 6.1 (Forfeitable Shares - restrictions on disposal) applies to the award of Free Shares.

3.3	Awards of Free Shares

The Directors will award Free Shares to each Participant who is an Eligible Employee on the Award Date on the basis set out in the Award System and any Performance Measures.

3.4	Notification by the Company
3.4.1	At the time of, or as soon as practicable after, the award of Free Shares, the Company will notify each Participant of the award. The Company will include in the notification:
(i)	the number of Free Shares subject to the award;
(ii)	whether the award is made in the form of a Conditional Award or Forfeitable Shares; and
(iii)	the applicable Holding Period.
3.4.2

If Performance Measures apply to the availability, number or value of Free Shares, the Company will notify Participants of the Performance Measures, but the Company may exclude from such notification any information if it reasonably considers that to disclose it would prejudice commercial confidentiality.

3.5	Forfeiture of Free Shares

Subject to rule 6.3 (Leaving Employment), the Directors may decide that an award of Free Shares will be made on the basis that, if Participants leave Employment for any reason during the Holding Period (other than by reason of rule 6.3 (Leaving Employment) or a Change of Control), they will forfeit the award.

3.6	Fractional Shares

Where the Directors so decide, the award of Free Shares under rule 3.3 (Award of Free Shares) includes an award of fractional Free Shares.

4	Investment Shares
4.1	Amount of Contributions
4.1.1

The Directors will determine the maximum Contribution which will apply in relation to the operation of the Plan from time to time and any such maximum will be set out in the application or otherwise notified to the Participant. If Contributions exceed these limits, the excess amount will be repaid to the Participant as soon as practicable.

4.1.2

The Directors may from time to time set a minimum amount for Contributions on any occasion, irrespective of the intervals at which Contributions are to be made. If there is such a minimum amount, it will be set out in the application or otherwise notified to the Participant.

4.2	Making Contributions
4.2.1

The Contributions will be deducted from the Participant’s Salary on each pay date after the Participant’s application has taken effect pursuant to rule 2.3.4 or on such other date(s) as the Directors may decide.

4.2.2	Where local rules prohibit deductions from Salary, the Participant may be permitted to make regular cash or other payments on such terms as the Directors determine.
4.2.3

If the Directors so decide from time to time, the Participant may be permitted to make a lump sum Contribution in the manner contemplated by rules 4.2.1 or 4.2.2 on such terms as the Directors determine. Any lump sum Contribution permitted by the Directors, when added to the Contributions made under rule 4.2.1 or 4.2.2, must not exceed the limits set for the relevant operation of the Plan pursuant to rule 4.1.1.

4.2.4	All Contributions are made after any deductions for tax and social security contributions.
4.2.5	If a Participant ceases to be a Participating Employee, no further Contributions will be made.
4.3	Holding Contributions

The Contributions will be held by the Company or, where permitted by law, the Nominee or any relevant Participating Company, in trust for the Participant in a non-interest bearing account established solely for the purpose of depositing Contributions paid by the Participants until they are transferred to acquire Investment Shares on the Participant’s behalf or returned to the Participant pursuant to rules of the Plan.

4.4	Return of Contributions on leaving the Plan

Where a Participant:

4.1.1	gives notice to withdraw from the Plan under rule 4.8 (Withdrawal from agreement to make Contributions); or
4.1.2	ceases to be a Participating Employee,

any Contributions held for the Participant will be returned to the Participant as soon as practicable.

4.5	Excess Contributions

If so specified in the application, the Company may carry forward and add to the amount of the next Contribution any Contributions, or part thereof, not used to acquire Investment Shares. Alternatively, the Company may pay the excess to the Participant as soon as practicable.

4.6	Stopping and re-starting Contributions

A Participant may give notice to the Company to stop making Contributions. He may also give notice to the Company at any time that he wishes Contributions to re-start. The Participant may only re-start his Contributions on such date(s) each year as set out in the application form or otherwise notified to the Participant unless the Directors decide otherwise.

The Company will arrange for Contributions to stop within 30 days of receiving the notice, unless the notice specifies a later date. The Company will arrange for Contributions to re-start by the next due date for Contributions which is more than 30 days after receipt of the notice to re-start, unless the notice specifies a later date.

4.7	Varying Contributions

A Participant may vary his rate of Contributions with the agreement of the Directors on such terms as set by the Directors from time to time. The new rate of Contributions will take effect no later than the first pay date following 30 days after receiving the notice. The Directors may set a limit on the number of times a Participant is permitted to vary his rate of Contributions.

4.8	Withdrawal from agreement to make Contributions

A Participant may at any time withdraw from the agreement to make Contributions made at the time of joining the Plan. The Participant will be treated by the Company as having stopped Contributions as soon as practicable after the Company receives the Participant's notice.

Any Contributions held at the time of withdrawal will be used as set out in rule 4.4 (Use of Contributions on leaving the Plan). Any Investment Shares already allocated will not cease to be subject to the Plan as a result of such a withdrawal.

4.9	Currency conversion

Contributions made in a currency other than Australian dollars (including any limits which apply to Contributions pursuant to rule 4.1 (Amount of Contributions)) will be converted into Australian dollars on such date or dates as determined by the Directors and at the average of the spot buying and selling rates with the relevant currency in comparable amounts by any clearing bank chosen by the Directors on any date chosen by the Directors.

4.10	Limit on Investment Shares

The Directors may from time to time set a limit on the number of Shares which may be allocated as Investment Shares. If there is such a limit, it will be set out in the application or otherwise notified to the Participant.

4.11	Scaling down

If there is a limit on the number of Shares which may be acquired as Investment Shares and the aggregate value of Contributions set out in the applications submitted by Participating Employees exceeds the amount necessary to acquire that number of Investment Shares, the Directors may scale down applications by taking any one or more of the following steps:

4.11.1	reduce the excess of Contributions over any set minimum amount for Contributions proportionately;
4.11.2	reduce all monthly Contributions to any set minimum amount for Contributions;
4.11.3	select applications to contribute the minimum amount for Contributions by lot; or
4.11.4	choosing any other method which they deem appropriate.

The Directors will notify Participants of the scaling down and their application will be deemed changed or withdrawn accordingly.

4.12	Accumulation Periods

The Directors may determine in relation to any operation of the Plan whether there will be an Accumulation Period.

The start and end of any Accumulation Period must be set out in the application or will be notified to the Participant before the start of the operation of the Plan. The Accumulation Period must start on or before the date of the first Contribution.

If, during the Accumulation Period, a transaction occurs in relation to the Shares which results in a new holding of shares being equated with the Shares, the Contributions held may, with the agreement of the Participant, be used at the end of the Accumulation Period to acquire new shares. By submitting the application form, the Participant agrees to the acquisition of new shares.

4.13	Allocating Investment Shares – Accumulation Period
4.13.1	If there is an Accumulation Period, the Company must allocate Investment Shares to each Participant within 30 days after the end of that period.
4.13.2	Where Shares are issued for the allocation, the number of Investment Shares allocated to each Participant will be calculated using the Market Value of the Shares on the date of allocation.
4.13.3	Where Shares are purchased for allocation, the number of Investment Shares allocated to each Participant will be calculated using the average price actually paid for the Shares.
4.14	Allocating Investment Shares – no Accumulation Period
4.14.1	If there is no Accumulation Period, the Company must allocate Investment Shares to the Participants by a date set by the Company.
4.14.2	Where Shares are issued for the allocation, the number of Investment Shares allocated to each Participant will be calculated using the Market Value of the Shares on the date of allocation.

4.14.3	Where the Shares are purchased for allocation, the number of Investment Shares allocated to each Participant will be calculated using the average price actually paid for the Shares.
4.15	Fractional Shares

Where the Directors so decide, the allocation of Investment Shares under rule 4.13 or rule 4.14 includes the allocation of fractional Investment Shares.

4.16	Allocation eligibility requirement

The Company will not allocate Investment Shares to an individual who is not a Participating Employee at the following times:

4.16.1	where there is no Accumulation Period, at the time the related Contributions are made; and
4.16.2	where there is an Accumulation Period, at the time the last Contribution is made.
4.17	Notification by the Company

As soon as practicable after the allocation of Investment Shares to a Participant, the Company will notify that Participant. The notification will include the number of Investment Shares and the amount of Contributions used to acquire the Investment Shares.

4.18	Holding Investment Shares

The Directors will determine the basis upon which the Investment Shares will be held on behalf of the Participant and whether the legal ownership of the Investment Shares will be transferred to the Nominee, or whether the share certificate (or other documents of title) of the Investment Shares will be lodged with the Nominee without the need for a change in the registered owner of the Shares. The basis upon which the Investment Shares are held may vary from country to country.

4.19	Access to Investment Shares

Subject to rule 8.10 (Withholding) and with regard to rule 5.4 (Forfeiture of Matching Shares), a Participant may, at any time, direct the Nominee to transfer legal title of Investment Shares to him or his nominee.

5	Matching Shares
5.1	Ratio of Matching Shares to Investment Shares

If the Plan is operated to provide Matching Shares, a Participant who is allocated Investment Shares is entitled to an award of Matching Shares. The Directors will set the ratio of Matching Shares to Investment Shares from time to time and the applicable ratio will be notified to the Participant. Subject to the Corporations Act and ASX Listing Rules, the Directors may change the ratio, following which the Participants will be notified.

The ratio cannot exceed two Matching Shares to one Investment Share or such other number as determined by the Directors from time to time.

Unless the Directors decide otherwise, any fractional entitlement to a Matching Share will be rounded down to the nearest whole number.

5.2	Awards of Matching Shares

The Company will award Matching Shares to each Participant on the basis set out in the application or invitation or as otherwise notified to the Participant and will award Matching Shares on the same day as the related Investment Shares are allocated to Participants unless the Directors determine that Matching Shares will be awarded on another day.

However, the Directors may decide to operate the Plan on the basis that, if any Investment Shares allocated are not sufficient to result in the award of a Matching Share on the same day, the match will be made when sufficient Investment Shares have been allocated.

Rule 6.1 (Forfeitable Shares - restrictions on disposal) apply to the award of Matching Shares.

5.3	Notification by the Company

At the time of, or as soon as practicable after, the award of Matching Shares, the Company will notify each Participant of the award. The Company will include in the notification:

5.3.1	the number of Matching Shares subject to the award;
5.3.2	whether the award is made in the form of a Conditional Award or Forfeitable Shares; and
5.3.3	the applicable Holding Period.
5.4	Forfeiture of Matching Shares
5.4.1

Subject to rule 6.3 (Leaving Employment), the Directors may decide that an award of Matching Shares will be made on the basis that, if a Participant leaves Employment for any reason during the Holding Period, they will forfeit any Matching Shares subject to the Holding Period.

5.4.2

The Directors may also decide that an award of Matching Shares will be made on the basis that a Participant who takes out of the Plan the Investment Shares in respect of which the Matching Shares were awarded (other than by reason of rule 6.3 (Leaving Employment) or on a Change of Control) during the Holding Period will forfeit the Matching Shares relating to those Investment Shares.

5.5	Fractional Shares

Where the Directors so decide, the award of Matching Shares under rule 5.2 (Award of Matching Shares) includes an award of fractional Matching Shares.

6	Transfer of Shares
6.1	Forfeitable Shares - restrictions on disposal

Where Free Shares and Matching Shares are awarded in the form of Forfeitable Shares, the Participant must permit the Nominee to retain legal title to his Free Shares and Matching Shares during the Holding Period and the Nominee must retain them. A Participant cannot assign, charge or otherwise dispose of his beneficial interests in any Free Shares or any Matching Shares in any way during the Holding Period and the Nominee must not dispose of any Free Shares or any Matching Shares (whether by transfer to the Participant or otherwise) during the Holding Period, unless rule 6.3 (Leaving Employment) applies or the Directors decide otherwise in their absolute discretion.

Notwithstanding the above, the Nominee can make a disposal of Plan Shares in connection with a Change of Control or under rule 8.10 (Withholding).

6.2	End of Holding Period
6.2.1

Where Free Shares and Matching Shares are awarded in the form of Forfeitable Shares, subject to rule 6.3 (Leaving Employment), after the end of the Holding Period, the Free Shares and Matching Shares will be held by the Nominee on behalf of the Participant as unrestricted Plan Shares unless and until the Participant directs the Nominee to transfer legal title to him or his nominee. In the absence of such direction, the Directors may decide to transfer any such unrestricted Plan Shares to the Participant or his nominee at any time.

6.2.2

Where Free Shares and Matching Shares are awarded in the form of a Conditional Award, subject to rule 6.3 (Leaving Employment), the Conditional Award will Vest at the end of the Holding Period and the Shares will be issued or transferred to the Participant or his nominee within 30 days of Vesting.

6.2.3	A Participant cannot assign, charge or otherwise dispose of his beneficial interests in any Free Shares or any Matching Shares awarded in the form of a Conditional Award.
6.3	Leaving Employment
6.3.1	If a Participant leaves Employment for any of the reasons set out in 6.3.2 below, the following will apply:
(i)

subject to (ii) below, all his Plan Shares will cease to be subject to the Plan and will be transferred to him (or, in the case of death, to his personal representative) or his nominee as soon as practicable, unless the Directors decide in their absolute discretion that all or some of the Participant's Plan Shares will remain subject to the Plan, including the relevant transfer restrictions; and

(ii)

if the Participant holds a Conditional Award, the Conditional Award will Vest and the Shares will be transferred to him or his nominee within 60 days of leaving Employment, unless the Directors decide, in their absolute discretion, that all or some of the Participant's Shares will remain subject to the Plan, including the relevant transfer restrictions. In the case of death, the Shares will be transferred to the Participant’s personal representative as soon as practicable.

A transfer of employment to, or immediate re-employment by, Rio Tinto plc or any of its subsidiaries will not, whether or not that entity is a Group Company constitute leaving Employment for the purposes of rule 3.5 (Forfeiture of Free Shares), rule 5.4 (Forfeiture of Matching Shares) or this rule 6.3, unless the Directors decide otherwise.

6.3.2	The reasons are:
(i)	ill-health, injury or disability (established to the satisfaction of the Participant’s employer);
(ii)	retirement with the agreement of the Participant’s employer;

(iii)	the Participant’s employing company ceasing to be a Group Company;
(iv)	a transfer of the undertaking, or part of the undertaking, in which the Participant works to a person which is not a Group Company;
(v)	redundancy;
(vi)	death; and
(vii)	any other reason, if the Directors so decide in any particular case.
6.4	Cash equivalent for fractional Shares

Notwithstanding anything else in this Plan, no fractional Shares will be issued or transferred to a Participant.  Where a Participant is entitled to receive a fractional Share under this Plan (including under rule 4.19, rule 6.2.1, rule 6.2.2 or rule 6.3.1), that Participant will instead receive cash consideration equivalent to the relevant fraction of the Share's Market Value.

7	Rights of Participants
7.1	Dividend Shares and Dividend Equivalents
7.1.1

All dividends payable in respect of a Participant’s Plan Shares (including during any applicable Holding Period) will belong to the Participant. Unless the Directors determine otherwise, the Company will procure that any dividends paid will be used to acquire Dividend Shares (including, where the Directors so decide, fractional Dividend Shares) on behalf of the Participant as the Directors determine from time to time. Dividend Shares will not be subject to any restrictions or forfeiture and will form part of the Participant’s Plan Shares for the purpose of this rule 7 (Rights of Participants). Dividend Shares will be held by the Nominee on behalf of the Participant unless and until the Participant or the Directors direct that the Dividend Shares should be transferred to the Participant or his nominee or sold. Where the Directors determine that dividends will not be reinvested they will be paid in cash to the Participant.

7.1.2

Where the Participant holds a Conditional Award, the Directors may at any time determine that the Conditional Award includes the right to receive a Dividend Equivalent which may be paid in Dividend Shares (as determined from time to time by the Directors). Dividend Equivalents will be paid to the Participant or his nominee at such time as the Shares subject to the Conditional Award are issued or transferred to the Participant unless the Directors decide that any Dividend Shares should be held in accordance with rule 7.1.1.

7.1.3	The Nominee is not required to pay a Participant any interest earned on any dividend to which the Participant is entitled. The Nominee may retain any interest on such terms as the Directors decide.
7.1.4	The Nominee must hold, use and deal with, any unclaimed dividends in accordance with the requirements of applicable legislation.
7.2	Voting
7.2.1	The Nominee may invite each Participant to direct it on the exercise of any voting rights attaching to Plan Shares registered in the name of the Nominee and held on behalf of that Participant. The Nominee may not take any action without such a direction. The Nominee will only be entitled to vote on a show of hands if all directions received from Participants who have given directions in respect of a particular resolution are identical. The Nominee will not be under any obligation to call for a poll. To the extent permitted by law, in the event of a poll the Nominee will vote in accordance with the directions of Participants.

The Nominee must not vote in respect any Shares it holds under the Plan which have not been registered in the name of the Nominee.

7.2.2

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Conditional Award until the Shares are issued or transferred to the Participant.

7.3	Share Capital Variation
7.3.1

The Participant (or anyone authorised by him) has the right to direct the Nominee on the appropriate action to take (if any) in relation to any right relating to a Participant’s Plan Shares in connection with a Share Capital Variation. The Nominee may not take any action without such a direction. If the Nominee has not received the necessary direction and funds needed to carry out the direction before such time as the Nominee specifies, it will allow the right to lapse. If the Nominee is to incur any liability, it may require an indemnity which it considers appropriate from the Participant.

7.3.2

Subject to rules 7.3.3 and 7.3.4, in the event of a Share Capital Variation, subject to the Corporations Act and ASX Listing Rules, the Directors may adjust the number or class of Shares or securities subject to any Conditional Award.

7.3.3

If there is any reconstruction of the issued capital of the Company, then the rights of Participants will be changed to the extent necessary to comply with the ASX Listing Rules applying to a reconstruction of capital at the time of the reconstruction.

7.3.4	A Participant may not participate in new issues of Shares until the Shares subject to a Conditional Award are issued or transferred to the Participant.
7.4	Change of Control and Corporate Events
7.4.1

The Participant (or anyone authorised by him) has the right to direct the Nominee on the appropriate action to take in relation to any offer or right relating to a  Participant’s Plan Shares in connection with a Change of Control or Corporate Event. The Nominee may not take any action without such a direction. On a Change of Control or Corporate Event, any consideration consisting of new shares or securities will be held by the Nominee as Plan Shares as if they were the original Plan Shares.

7.4.2	In the event of a Change of Control or, if the Directors so decide, a Corporate Event, a Conditional Award Vests at the time of the relevant event as determined by the Directors.
7.5	Fractional entitlements

Where, following any offer referred to in rule 7.3 (Share Capital Variation), the Nominee receives rights or securities in respect of Plan Shares, it will allocate them among the

Participants concerned on a proportionate basis, rounding down if necessary. The Nominee will then aggregate any fractions not allocated and sell the unallocated rights and securities. The Nominee will deduct all expenses of sale and applicable tax and social security from the proceeds of sale and distribute the net proceeds of sale proportionately among the Participants whose allocation was rounded down. However, if a Participant’s entitlement is less than the transfer costs (wire fees) to be incurred in distributing the entitlement, the Nominee may retain that entitlement and use it to pay the expenses of the Plan.

7.6	Fractional shares

Notwithstanding anything else in this Plan, and irrespective of whether or not a direction to vote or take any other action is received by the Nominee in respect of any Plan Shares, the Nominee will not, in respect of any fractional interest in a Plan Share held by the Participant under the rules of the Plan, exercise the right to vote or take any other action that cannot be effected in respect of a fractional interest only.

For the avoidance of doubt, a Participant's fractional interest in a Plan Share for the purpose of this rule means any residual fractional interest in a Plan Share that remains after aggregating all fractional interests in Plan Shares held by the Participant.

8	General
8.1	Plan limits

The number of Shares which may be allocated under the Plan on any day will not exceed the maximum number permitted under any applicable ASIC Class Order or other applicable instrument from the ASIC providing relief from the prospectus regime of the Corporations Act.

In this rule 8.1 “allocated” means, in the case of any share option scheme, the placing of unissued Shares under option and, in relation to other types of employee share schemes, the issue of Shares. In determining the limits above, no account will be taken of any Shares where the right to acquire Shares was released or lapsed without being exercised. For the avoidance of doubt, the acquisition of any Shares by market purchase by, or for the purpose of, an employee share scheme is not within the meaning of “allocated”.

8.2	Listing

If and so long as Shares are listed on the Australian Securities Exchange or on any other stock exchange where Shares are traded, the Company will apply for a listing for any Shares issued under the Plan after their allotment.

8.3	Rights

Shares issued on subscription will rank equally in all respects with the Shares then in issue. However, the Directors may determine, in their discretion, that they will not rank for any dividends or other distributions payable or made in respect of a period beginning after their date of issue.

Where Shares are transferred cum an entitlement they will have the benefit of all rights attaching to the Shares by reference to a record date on or after the date on which they are allocated or awarded.

The Company may award Shares, a proportion of which will rank for dividends or other rights attaching to Shares by reference to a record date preceding the relevant Award Date and a proportion of which will not. If this happens, the Company will award the Shares to each Participant as far as practicable in those same proportions.

8.4	Notices

Any notice or other document which has to be given in connection with the Plan may be delivered to a Participant or sent by post to him at his home address using the records of that Participant’s employing company, or such other address as the Company or the Nominee consider appropriate or, subject to the Corporations Act, sent by e-mail (or other electronic means including posting on any website or intranet site) to any address which according to the records of his employing company is used by him (or such other e-mail or electronic address as he may from time to time specify).

Any notice or other document which has to be given to the Company or the Nominee in connection with the Plan may be delivered or sent by post to them at their registered offices (or such other place as the Directors or the Nominee may from time to time notify the Participants) or, if the Directors allow and subject to such conditions as they may specify, sent by e-mail or other electronic means to the e-mail or electronic address for the time being notified by the Company.

Notices sent by post will be deemed to have been given on the seventh day following the date of posting. Notices sent by e-mail (or other electronic means), in the absence of evidence to the contrary, will be deemed to have been received on the first day after sending.

8.5	Documents sent to shareholders

The Company may send to the Participants copies of any documents or notices normally sent to its shareholders.

8.6	Directors’ decision final and binding

The decision of the Directors on the interpretation of the Plan rules or in any dispute or question affecting any Eligible Employee or Participant under the Plan will be final and conclusive.

8.7	Regulations

The Directors will have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Plan rules.

8.8	Payments by Participating Companies

The Company may notify each Participating Company of an amount it is required to contribute in respect of Free Shares and/or Matching Shares. If it does so, each Participating Company will pay this amount to the Company to be used for the purposes of the Plan.

8.9	Capital receipts and other amounts

When the Nominee receives money in relation to Plan Shares or the proceeds of any disposal, it will make the required deductions for tax and social security and pay the balance to the Participant. The Nominee may, however, retain any amount which is less than the transfer costs (wire fees) to be incurred in distributing the amount and use it for the purposes of the Plan.

8.10	Withholding

The Company, the Nominee and any employing company may withhold any amount and make any arrangements, including the sale of Shares on behalf of the Participant, as it considers necessary to meet any liability to taxation or social security contributions in respect of the Participants’ participation in the Plan.

8.11	Overriding restrictions on transfer of Shares

Notwithstanding any term or condition of this Plan, Shares may not be assigned, acquired, transferred, issued or dealt with under this Plan if to do so would contravene any applicable laws, regulations or listing rules or where the compliance with any applicable law, regulation or listing rule would be unduly onerous or impractical.  In addition, these rules (including the exercise of any discretions) are subject to all applicable laws, regulations and listing rules.

9	Terms of employment
9.1.1	For the purposes of this rule 9, “Employee” means any Participant, any Eligible Employee, other employee or any other person.
9.1.2	This rule 9 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.
9.1.3

Nothing in the Plan rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

9.1.4	The benefit to an Employee of participating in the Plan shall not form any contractual right and shall not be pensionable, form part of an Employee’s basic salary or be benefit bearing.
9.1.5

No Employee has a right to participate in the Plan. Participation in the Plan or the award or allocation of Plan Shares on a particular basis in any year does not create any right to or expectation of participation in the Plan or the award or allocation of Plan Shares on the same basis, or at all, in any future year.

9.1.6	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.
9.1.7

The Employee will have no claim or right of action in respect of any decision, omission or discretion, not relating to his Plan Shares, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

9.1.8	The Employee will have no claim or right of action in respect of any decision, omission or discretion relating to his Plan Shares which may operate to the disadvantage of the Employee.

9.1.9	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:
(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment); or
(ii)	any exercise of a discretion or a decision taken in relation to a Participant or to the Plan, or any failure to exercise a discretion or take a decision; or
(iii)	the operation, suspension, termination or amendment of the Plan.
9.1.10

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Plan rules, including this rule 9. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to receive any Free Shares or Matching Shares awarded to him or any Investment Shares or Dividend Shares allocated to him subject to and in accordance with the express terms of the Plan rules, in consideration for, and as a condition of, his participation in the Plan.

9.1.11

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under any legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10	Data protection

By participating in the Plan the Participant consents to the holding, processing, use and disclosure of personal information relating to him by any Group Company, the Nominee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

10.1.1	administering and maintaining records;
10.1.2

providing information to any Group Company, (and to Rio Tinto plc and its subsidiaries), the Nominee, registrars, brokers, banks, professional advisers, mail houses or third party administrators of the Plan; and

10.1.3	providing information to future purchasers of any Group Company, Rio Tinto plc or any subsidiary of it or any business of any of them,

in each case whether or not the personal information is transferred from one country to another country (including if the information about the Participant is transferred to a country or territory that may not provide the same statutory protection for the information as the Participant's home country).

11	Amendments
11.1	Directors’ powers

Subject to the Corporations Act and the ASX Listing Rules, the Directors may at any time change any of the provisions of the Plan in any way.

11.2	Overseas considerations

Notwithstanding any other provision of the Plan, the Directors may amend or add to the provisions of the Plan (by way of schedule or otherwise) as they consider necessary or desirable to facilitate the operation of the Plan in any jurisdiction or to enable the Plan to take advantage of any favourable tax or regulatory treatment provided that any such addition or amendment does not vary the basic features of the Plan.

12	Termination

The Directors may resolve to terminate the Plan at any time. If this happens no further Shares will be awarded or allocated but the provisions of the Plan will continue in full force and effect in relation to Shares already awarded or allocated.

13	Governing law and jurisdiction

Victorian law governs the Plan and its administration. The Victorian courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan.

Schedule 1
Canada

1	Purpose

The purpose of this Schedule 1 is to make certain variations to the terms of the Plan, in the case of its operation for Participating Employees in Canada, to take into account Canadian tax rules.

2	Definitions

The words and expressions used in this Schedule 1 which have capital letters have the same meaning as they have in the rules of the Plan.

3	Application

This Schedule 1 applies to any Participating Employee who is subject to taxation under the laws of Canada as a resident of Canada on the Award Date.

4	Amendments

All the rules of the Plan apply to this Schedule 1 subject to the following amendments:

4.1	Off-shore trust

Any trust located outside of Canada shall not be used in respect of the Plan for any Participating Employee subject to this Schedule 1.

4.2	Holding Period for Free Shares and Matching Shares

For the purposes of Free Shares and Matching Shares awarded to Participating Employees under this Schedule 1, the Holding Period under the Plan must end no later than 31 December of the third calendar year following the Award Date and such Free Shares and Matching Shares will be satisfied in cash, in settlement of any fractional Shares, or Shares on or before such date.

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